UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 8, 2014

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Compensation Terms

As previously announced, effective January 1, 2014, John F. Thero became President and Chief Executive Officer of Amarin Corporation plc (the “Company”). On January 10, 2014, in connection with such promotion, the Company and Mr. Thero entered into an amended and restated employment agreement (the “Agreement”), which replaces Mr. Thero’s current employment agreement with the Company.

The Agreement was approved by the Remuneration Committee of the Board of Directors of the Company (the “Remuneration Committee”) in consultation with an independent compensation consultant. All references to “cause,” “good reason” and “change in control” are as defined in the Agreement.

Under the Agreement, Mr. Thero will serve as President and Chief Executive Officer of the Company and report to the Company’s Board of Directors. Mr. Thero’s base annual salary will be $500,000, effective January 1, 2014. He will also be eligible to receive an annual performance bonus targeted at up to 65% of his base salary, with the actual amount of such bonus, if any, to be determined by the Board of Directors. Mr. Thero will also be entitled to continue to participate in the benefits and insurance programs generally available to all Company employees.

The Agreement provides further that, if Mr. Thero is terminated without cause or quits for good reason, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”); and twelve (12) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Mr. Thero is terminated without cause or he quits for good reason, in either case, within twenty-four (24) months following a change in control, then he will be entitled to severance as follows: continuation of base salary for eighteen (18) months; continuation of group health plan benefits for up to eighteen (18) months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

The foregoing summary of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Amendment to Terms of Incentive Bonus Program

As previously disclosed, on December 2, 2013, the Remuneration Committee approved a special incentive bonus program (the “Bonus Program”) for each of John F. Thero, President and Chief Executive Officer; Steven B. Ketchum, Ph.D., President of Research and Development, Senior Vice President; and Joseph T. Kennedy, Senior Vice President, General Counsel. On January 8, 2014, the Remuneration Committee revised the Bonus Program as follows:

Under the Bonus Program, each of these executive officers will be eligible to receive a one-time, special bonus payment in the amount of: (i) $250,000, in the event the Company’s sNDA for the ANCHOR indication is approved by the FDA on or before December 31, 2014; or (ii) $150,000, in the event the FDA approves the inclusion of the clinical data from the Company’s ANCHOR Phase III clinical trial in the Vascepa label for the current (MARINE) indication on or before December 31, 2014; or (iii) $150,000, in the event the Company successfully secures a declaratory judgment from a court of competent jurisdiction on or before December 31, 2014 confirming the Company’s ability to inform physicians of the clinical data from the Company’s ANCHOR Phase III clinical trial notwithstanding an FDA failure to approve the Company’s sNDA for the ANCHOR indication by December 31, 2014. All determinations concerning the above referenced criteria for payment will be made by the Company in its sole discretion. No other changes to the Bonus Program were made.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Letter Agreement with John Thero, dated as of January 10, 2014

*      *      *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2014	Amarin Corporation plc

	By:	/s/ Joseph Kennedy
Joseph Kennedy
Senior Vice President, General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Amarin Corporation plc and John Thero, dated as of January 10, 2014